Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
On March 3, 2011, Fortegra Financial Corporation,  a Delaware corporation (the "Company"), acquired 100% of the outstanding stock ownership of eReinsure.com, Inc. ("eReinsure"), an industry leader in web-based technologies for reinsurance process control, information management and compliance functions, for a cash purchase price of $37 million, less target net working capital of $1.5 million. The terms and conditions of the transaction are set forth in an Agreement and Plan of Merger, dated March 3, 2011 (the "Merger Agreement"), by and among eReinsure, LOTS Intermediate Co., a Delaware corporation and wholly-owned subsidiary of the Company ("LOTS"), Alpine Acquisition Sub., Inc., a Delaware corporation and wholly owned subsidiary of LOTS, and Century Capital Partners III, L.P., as Agent.

The closing of the Acquisition (the "Closing") occurred on March 11, 2011. At the Closing of the Merger, the Company paid approximately $39.3 million, which included a net purchase price of $35.5 million and net working capital of $3.8 million. Approximately $1.85 million of the amount paid is being held in escrow to secure potential claims by eReinsure for indemnification under the Merger Agreement.

eReinsure was incorporated in 1999 and is based in Salt Lake City, Utah, with additional operations in New York, New York and London, England, and provides e-commerce technology to the insurance and reinsurance industries. eReinsure has developed and markets the eReinsure negotiation platform which is the leading online system enabling collaboration between domestic and international companies buying and selling facultative reinsurance.

The unaudited pro forma combined balance sheet as of December 31, 2010 gives effect to the Acquisition as if it had occurred on December 31, 2010. The unaudited pro forma combined statement of income for the fiscal year ended December 31, 2010 gives effect to the Acquisition as if it had occurred on the first day of the earliest period presented.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of applicable disclosure and reporting regulations. The actual results reported in periods following the Closing may differ significantly from the pro forma financial statements for a number of reasons including, but not limited to, differences in the ordinary course of the business conducted following the Closing, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, potential synergies, and the impact of the incremental costs incurred in integrating eReinsure.

As a result, the pro forma financial information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of the Company and eReinsure and do not purport to project the future financial condition and results of operations after giving effect to the Acquisition.

The pro forma adjustments and related assumptions are described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of eReinsure based on preliminary estimates of fair value. The values of certain assets and liabilities are preliminary in nature, and are subject to adjustment as additional information is obtained, including, but not limited to, valuation of separately identifiable intangibles, receivables, fixed assets and deferred taxes. The valuations will be finalized within 12 months of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill.

The following unaudited pro forma combined financial information is derived from the historical financial statements of the Company and eReinsure. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, filed with the SEC on March 15, 2011, the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2011, filed with the SEC on May 16, 2011, and the audited financial statements of eReinsure contained in Exhibit 99.1 to this Form 8-K/A .

Unaudited Pro Forma Balance Sheet
December 31, 2010
					Pro Forma
	Historical				Combined
(All Amounts in Thousands Except Share Amounts)	Fortegra Financial Corporation	eReinsure.com, Inc			Fortegra Financial Corporation
	December 31, 2010	December 31, 2010	Pro Forma Adjustments (Note 4)		December 31, 2010
Assets:
Investments
Fixed maturity securities available-for-sale at fair value (amortized cost of $82,124 in 2010)	$85,786	$—	$—		$85,786
Equity securities available-for-sale at fair value (cost of $1,955 in 2010)	1,935	—	—		1,935
Short-term investments	1,170	—	—		1,170
Total investments	88,891	—	—		88,891
Cash and cash equivalents	43,389	3,391	(2,281)	A	44,499
Restricted cash	15,722	—	—		15,722
Accrued investment income	880	—	—		880
Notes receivable	1,485	—	—		1,485
Accounts receivable, net of allowance	—	3,405	—		3,405
Other receivables	25,473	—	—		25,473
Reinsurance receivables	169,382	—	—		169,382
Deferred acquisition costs	65,142	—	—		65,142
Property and equipment, net	11,996	142	—		12,138
Goodwill	84,387	—	28,896	B	113,283
Other intangibles, net	29,283	—	1,750	C, F	31,033
Deferred tax asset	—	2,500	—		2,500
Other assets	5,505	55	822	H	6,382
Total assets	$541,535	$9,493	$29,187		$580,215

Liabilities:
Unpaid claims	$32,693	$—	$—		$32,693
Unearned premiums	210,430	—	—		210,430
Accrued expenses and accounts payable	41,844	575	2,220	G	44,639
Deferred revenue	25,611	649	—		26,260
Notes payable	36,713	—	37,000	D	73,713
Preferred trust securities	35,000	—	—		35,000
Redeemable preferred stock	11,040	—	—		11,040
Deferred income taxes	24,317	—	—		24,317
Total liabilities	417,648	1,224	39,220		458,092

Stockholders’ Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—	—		—
Common stock, par value $0.01; 150,000,000 shares authorized; 20,256,735 issued in 2010	203	—			203
Treasury stock (44,578 shares in 2010)	(176)	—			(176)
Additional paid-in capital	95,556	11,634	(11,634)	E	95,556
Accumulated other comprehensive income, net of tax	2,293	—	—		2,293
Retained earnings (deficit)	25,308	(3,347)	3,347	E	25,308
			(1,764)	E	(1,764)
Note receivable from employee, including accrued interest	—	(18)	18	E	—
Stockholders’ equity before non-controlling interest	123,184	8,269	(10,033)	E	121,420
Non-controlling interest	703	—	—		703
Total stockholders’ equity	123,887	8,269	(10,033)	E	122,123
Total liabilities and stockholders’ equity	$541,535	$9,493	$29,187		$580,215
See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income
December 31, 2010
					Pro Forma
	Historical				Combined
(All Amounts in Thousands Except Share and Per Share Amounts)	Fortegra Financial Corporation	eReinsure.com, Inc			Fortegra Financial Corporation
	December 31, 2010	December 31, 2010	Pro Forma Adjustments (Note 4)		December 31, 2010
Revenues:
Service and administrative fees	$34,145	$—	$—		$34,145
Brokerage commissions and fees	24,620	12,362	—		36,982
Ceding commission	28,767	—	—		28,767
Net investment income	4,073	22	—		4,095
Net realized gains (losses)	650	—	—		650
Net earned premium	111,805	—	—		111,805
Other income	230	6	—		236
Total revenues	204,290	12,390	—		216,680

Expenses:
Net losses and loss adjustment expenses	36,035	—	—		36,035
Commissions	71,003	—	—		71,003
Personnel Costs and other operating expenses	59,234	6,073	—		65,307
Depreciation	1,396	—	—		1,396
Amortization of intangibles	3,232	—	365	F	3,597
Interest expense	8,464	340	2,220	G	11,024
Total expenses	179,364	6,413	2,585		188,362

Income before income taxes and non-controlling interest	24,926	5,977	(2,585)		28,318
Income taxes	8,703	(634)	(821)	H	7,248
Income before non-controlling interest	16,223	6,611	(1,764)	E	21,070
Less: net income (loss) attributable to non-controlling interest	20	—	—		20
Net income	$16,203	$6,611	$(1,764)	E	$21,050

Earnings per share:
Basic	$1.02				$1.32
Diluted	$0.94				$1.22
Weighted average common shares outstanding:
Basic	15,929,181				15,929,181
Diluted	17,220,029				17,220,029

See accompanying notes to unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements
Note 1 – Description of Transaction
On March 3, 2011, Fortegra Financial Corporation,  a Delaware corporation (the "Company"), acquired 100% of the outstanding stock ownership of eReinsure.com, Inc. ("eReinsure"), an industry leader in web-based technologies for reinsurance process control, information management and compliance functions, for a cash purchase price of $37 million, less target net working capital of $1.5 million, (the "Acquisition"). The terms and conditions of the transaction are set forth in an Agreement and Plan of Merger, dated March 3, 2011 (the "Merger Agreement"), by and among eReinsure, LOTS Intermediate Co., a Delaware corporation and wholly-owned subsidiary of the Company ("LOTS"), Alpine Acquisition Sub., Inc., a Delaware corporation and wholly owned subsidiary of LOTS, and Century Capital Partners III, L.P., as Agent.

The closing of the Acquisition (the "Closing") occurred on March 11, 2011. At the Closing, the Company paid approximately $39.3 million, which included a net purchase price of $35.5 million and net working capital of $3.8 million. Approximately $1.85 million of the amount paid is being held in escrow to secure potential claims by eReinsure for indemnification under the Merger Agreement.

The transaction will be treated as a stock purchase for tax purposes and any goodwill recorded by the Company will not be deductible for tax purposes. Other intangible assets related to the Acquisition will not be deductible for tax purposes.

Note 2 – Basis of Presentation
The unaudited pro forma combined financial information were prepared using the acquisition method of accounting under generally accepted accounting principles in the United States ("U.S. GAAP") and are based on the Company's consolidated financial statements and the audited financial statements of eReinsure for the fiscal year ended December 31, 2010.

The unaudited pro forma combined balance sheet as of December 31, 2010 gives effect to the Acquisition as if it had occurred on December 31, 2010. The unaudited pro forma combined statement of income for the fiscal year ended December 31, 2010 gives effect to the Acquisition as if it had occurred on the first day of the earliest period presented.

Under the acquisition method of accounting, the total consideration transferred to consummate the Acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the Acquisition. The principles of acquisition method of accounting require extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. Fair value is defined under existing U.S. GAAP as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Accordingly, the allocation of the consideration transferred in the Pro Forma Financial Statements is preliminary and will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed. The valuations will be finalized within 12 months of the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill. Such adjustments could be material.

The pro forma adjustments described in Note 4 are based on management’s judgment, including estimates relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of eReinsure based on preliminary estimates of fair value.

The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position. The unaudited pro forma combined financial statements do not reflect (i) any cost savings from potential operating efficiencies, or any other potential synergies; or (ii) any incremental costs which may be incurred in connection with integrating eReinsure.

The transaction fees, if any, for the Acquisition are expensed as incurred and are estimated to be approximately $0.1 million. The transaction fees that will be incurred after December 31, 2010 have not been included as an adjustment to the unaudited pro forma combined statement of income as they do not meet the criteria of having a continuing impact.

Note 3 – Preliminary Purchase Price Allocation
Total consideration for the acquisition of eReinsure consisted of cash payments of $39.3 million. The purchase price was primarily funded from additional borrowings under our revolving credit facility. The purchase price of eReinsure was largely determined on the basis of management’s expectations of future earnings and cash flows, resulting in the recognition of goodwill. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of eReinsure as of December 31, 2010. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the completion of management’s final analysis. Management’s preliminary allocation of the purchase price to the net assets acquired resulted in the recording of intangible assets. Accordingly, the Company recorded other intangibles consisting of $1.5 million in software with an estimated useful life of 10 years and the present value of future profits of $0.2 million with an estimated useful life of 0.75 years. Other intangibles also include $0.4 million in trade names, which are considered indefinite lived assets and are not amortized.

Because valuations of acquired assets and liabilities are still in process, information may become available within the measurement period which may or may not change these valuations and, accordingly,the purchase price allocation is subject to adjustment. The residual amount of the purchase price after preliminary allocation to net assets acquired and identifiable intangibles has been allocated to goodwill. The actual amounts recorded using acquisition date assets and liabilities may differ from the pro forma amounts presented as follows:

(Unaudited, in thousands)	Pro Forma
Fair value of consideration:
Cash	$39,281
Total consideration	39,281

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets (primarily accounts receviable and deferred tax assets)	9,353
Intangible assets	2,115
Property, plant and equipment	142
Liabilities assumed (primarily accounts payable and accrued expenses)	(1,225)
Total identified net assets	10,385
Goodwill	$28,896
We have determined that goodwill and other intangibles recorded by the Company will not be deductible for tax purposes.

Note 4 – Unaudited Pro Forma Adjustments
The following pro forma adjustments related to the Acquisition have been made to the unaudited combined pro forma combined balance sheet as of December 31, 2010 and the unaudited combined pro forma combined statements of income for the twelve months ended December 31, 2010:

A.	Cash and Cash Equivalents
The downward adjustment to cash and cash equivalents reflects the utilization of approximately $2.3 million of cash on hand to fund the acquisition.

B.	Goodwill
The upward adjustment to goodwill represents the amount recognized from the preliminary purchase price allocation. The Company's goodwill is not amortized but is reviewed annually for impairment or more frequently if certain indicators arise.

C.	Other intangibles
Other intangibles represents the amounts recognized from the preliminary purchase price allocation. Other intangible assets are comprised of $1.5 million in software and $0.2 million in present value of future profits with useful lives of 10 and 0.75 years, respectively. Other intangible assets also includes $0.4 million in trade names, which are considered indefinite lived assets and are not amortized. See Note 3 above for the estimated preliminary purchase price allocation.

D.	Notes Payable
The adjustment reflects the utilization of $37.0 million in additional borrowings under our existing revolving credit facility to fund the Acquisition.

E.	Retained earnings
The adjustment represents the elimination of eReinsure's equity balances at December 31, 2010 and the impact of the pro forma adjustments contained on the unaudited combined pro forma combined statements of income for the twelve months ended December 31, 2010.

F.	Amortization of other intangibles
Adjustments have been included to record the estimated net increase in amortization expense for intangible assets. The incremental amortization expense was calculated using estimated lives of 10 years for the software intangibles, with an estimated value of $1.5 million, and 0.75 years for the present value of future profits, with an estimated value of $0.2 million. The total amortization expense recorded for the fiscal year ended December 31, 2010, is $0.4 million.

The amount allocated to identifiable assets and the estimated useful lives are based on preliminary fair value estimates under existing U.S. GAAP. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.

Because valuations of acquired assets and liabilities are still in process, information may become available within the measurement period which may or may not change these valuations and, accordingly,the purchase price allocation is subject to adjustment. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

G.	Interest expense
The interest expense adjustment reflects the interest expense attributable to the carrying of an additional $37.0 million on our revolving credit facility, using an estimated interest rate of 6.0%, to fund the Acquisition.

H.	Income taxes
The adjustment reflects the income tax effect of the pro forma adjustments to income using an effective tax rate of 37.0% for the twelve months ended December 31, 2010, based on applicable federal and state statutory tax rates, which are consistent with the approximate effective tax rate of the combined companies.